Exhibit 99.1

Orient Paper, Inc. Reports Third Quarter 2014 Results

BAODING, China, Nov. 13, 2014 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced unaudited financial results for the third quarter ended September 30, 2014.

Financial Highlights:

US$ million	3Q 2014	YOY Change		9M 2014	YOY Change
Revenue	40.8	+8.1%		104.3	+15.3%
- Regular Corrugating Medium Paper* ("Regular CMP")	24.4	+0.2%		65.8	+14.2%
- Light-Weight CMP**	4.9	N/A		6.4	N/A
- Offset Printing Paper	10.8	-7.4%		29.2	-0.7%
Gross profit	6.4	-24.0%		17.2	+6.4%
Gross margin	15.7%	-6.7	pp	16.5%	-1.4	pp
- Regular CMP*	12.2%	-9.6	pp	14.0%	-4.2	pp
- Light-Weight CMP**	30.3%	N/A		28.5%	N/A
- Offset Printing Paper	17.8%	-5.3	pp	19.3%	+2.2pp
Operating income	4.9	-34.8%		13.8	+2.3%
Net income	3.4	-39.1%		9.5	-0.2%
EBITDA	6.9	-29.6%		19.8	—

Note:
*Products from PM6 production line only
**Products of 60 gram/square meter CMP from PM1 production line only
Pp represents percentage points.

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Key Highlights for Third Quarter 2014:

•	Monthly utilization rate of PM6 production line remained stable throughout Q3 at approximately 76%
•	Total CMP Revenue increased 20% YoY as ONP ramped up production of light-weight corrugating medium paper based packaging paper ("Light-Weight CMP") on the recently completed PM1 production line
•	Gross profit down due to declining average sales price and higher cost of sales
•	Digital photo paper production lines disassembled and relocated to the new workshop at Xushui Mill Annex

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, "Our strategy to continue adding production capacity to meet growing customer demand in North China resulted in higher revenue and shipment volume in the quarter. We continue to manage through soft pricing conditions. Although our volume and revenue were higher in the quarter, margins and net income were down due to higher raw material cost."

"A key focus is to expand into new, higher margin products. Light-Weight CMP is such a product, and we have shipped over 13,000 tonnes this quarter, at a price per tonne higher than our Regular CMP. We look forward to richening our mix in the months ahead as we build out production capacity for tissue paper and other products."

Mr. Liu concluded, "We remain optimistic about our prospects into 2015 and beyond, but caution that we must still manage through current industry challenges. Notably, the government mandated halt to industrial production across Hebei province in November, in preparation for the APEC Summit in Beijing, which will impact our results in the fourth quarter. We will lose two weeks of production due to this production halt and one week of production due to the Chinese National Holiday in the beginning of October, unfortunately. Because of the uncertainty around this impact combined with current market conditions, we are withdrawing our 2014 guidance at this time. We intend to resume offering guidance once our business visibility is sufficient to make the guidance reasonably accurate and effective."

Financial Review:

Quarter ended September 2014 Financial Results compared with quarter ended September 2013

Changes in revenues, sales volumes, and Average Selling Prices ("ASPs") for 3Q 2014 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
- Regular CMP*	68,876	+3.6%	24.4	+0.2%	355	-3.27%
- Light-Weight CMP**	13,341	N/A	4.9	N/A	369	N/A
- Offset Printing Paper	15,791	-8.5%	10.8	-7.4%	687	+1.18%

Note:
*Products from PM6 production line only
**Products of 60 gram/square meter CMP from PM1 production line only

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Revenue

Total Revenue in the third quarter of 2014 was $40.8 million, representing an increase of 8.1% from $37.7 million in the prior year period.

Corrugating Medium Paper ("CMP")

•	Revenue from CMP increased 20.3% year over year to $29.3 million, representing 72.0% of total revenue.
•	Of the total CMP sales, $4.9 million was generated by Light-Weight CMP and $24.4 million was generated by Regular CMP.
•	Total volumes sold were up 23.7% year over year to 82,217 tonnes. Volumes sold for Regular CMP were up 3.6% year over year to 68,876 tonnes and volumes sold for the new Light-Weight CMP totaled 13,341 tonnes.
•	Regular CMP ASP decreased 3.3% to $355/tonne.
•	Light-Weight CMP ASP was $369/tonne.

Offset Printing Paper

•	Revenue from offset printing paper decreased 7.4% year over year to $10.8 million, representing 26.6% of total revenue. The decrease is mainly attributable to the decline in volume sold.
•	Volumes sold were down 8.5% year over year to 15,791 tonnes.
•	ASP increased 1.2% year over year to $687/tonne.

Digital Photo Paper

•	Revenue from digital photo paper decreased 64.1% to $0.6 million, representing 1.4% of total revenue.
•	Volumes sold dropped 64.1% to 146 tonnes, due to our having to relocate our digital photo paper production facilities.
•	ASP increased slightly by 0.1% year over year to $3,908/tonne.

Cost of Sales

Cost of Sales in the third quarter of 2014 was $34.3 million, up 17.4% year over year, primarily due to the increase of sales volumes and increases in raw material cost during the quarter. Costs per tonne for CMP went up by 5.2% to $302, due to the increase in purchase costs of domestic recycled paper board during the period. Costs per tonne for offset printing paper went up by 8.2% to $565.

Gross Profit

Gross profit in the third quarter of 2014 was $6.4 million, down 24.0% from the third quarter of 2013.

Overall gross margin in the third quarter of 2014 was 15.7%, down from 22.4% for the third quarter of 2013. Gross profit margins for Regular CMP, Light-Weight CMP, offset printing paper and digital photo paper for the third quarter of 2014 were 12.2%, 30.3%, 17.8% and 1.6%, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") were $1.0 million for the third quarter of 2014, up 4.0% year over year from $0.96 million for the third quarter of 2013. The increase was mainly due to an increase in salaries and wages to new management and staff members to prepare for the launch of our tissue paper operations at the Wei County Industrial Park, which was offset by decreases in legal fees, building depreciation, and consulting fees, when compared with the third quarter of 2013.

Income from Operations & Operating Margin

Income from operations was $4.9 million for the third quarter of 2014, down 34.8% from $7.6 million in the third quarter of 2013, due to a decrease in overall gross profit and a $0.7 million loss from the disposal of certain equipment related to the relocation of our digital photo paper production lines.

EBITDA

Excluding the impact of net interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $6.9 million, down from $9.8 million in the third quarter of 2013. See Note 2 hereto for a reconciliation of Net Income to EBITDA.

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Net Income

Net income was $3.4 million, down 39.1% from $5.5 million in the third quarter of 2013. Basic and diluted earnings per share for the third quarter of 2014 were $0.18, compared to $0.30 for the corresponding period of 2013.

Cash, Liquidity and Financial Position

As of September 30, 2014, cash and cash equivalents were $6.9 million, compared to $3.1 million at the end of 2013. Orient Paper generated net cash flows from operating activities of $35.8 million for the nine months ended September 30, 2014, representing an increase of 96.8%, from $18.2 million for the corresponding period of 2013.

The net working capital deficit was $12.4 million at the end of September 30, 2014, with $30.3 million of current assets and $42.7 million of current liabilities. The Company believes it can successfully secure financing to meet all working capital and capital expenditure needs for the next twelve months. However, there can be no guarantee that the Company will succeed in raising additional financing. Therefore, the working capital deficit raises a substantial doubt about the ability of the Company to continue as going concern.

As of September 30, 2014, short-term debt was $29.3 million, including notes payable for $21.1 million. Long-term debt was $25.4 million, of which $8.2 million are current obligations under capital leases and $0.1 million are the current portion of long-term loans from a credit union. Stockholders' equity totaled $171.8 million, compared to $161.1 million at the end of 2013.

As of September 30, 2014, debt-asset ratio was 25.82%, which the Company believes is within a normal range for the domestic paper industry.

Operations and Business Updates

Focus on Efficient Production

The average utilization rate for Regular CMP production in the third quarter of 2014 was 76.6%, compared to 74.9% in the prior year period. The Company continues to focus on efficiently producing Regular CMP (on its PM6 production line) in the fourth quarter.

Light-Weight CMP Production Ramps Successfully

The Company launched commercial production on its PM1 production line in the second quarter, producing initial volumes of light-weight corrugating medium paper based packaging paper ("Light-Weight CMP") with specification of 40 to 80 grams per square meter ("g/s/m"). PM1 is now near full daily capacity, and produced 13,336 tonnes in the third quarter of 2014. The Company is optimistic about the prospects for Light-Weight CMP, given its wide range of commercial applications, which include: the encapsulation of certain insulating materials as a construction material for wall and floor insulation; use in manufacturing moisture-proof packaging materials for transportation of books and magazines; or as the corrugating medium in cardboard for light-weight packaging solutions. Light-Weight CMP is considered a niche product in the packaging paper market and enjoys a higher margin than conventional CMP. The Company anticipates steady demand from end-users since the supply of this specialty CMP is relatively limited.

At this time the Company's Light-Weight CMP is being used mainly for packaging paper. The Company anticipates that it will have material sales of its Light-Weight CMP for other applications, such as insulation liner. The Company will develop new applications based on customer demand and market conditions, such as expected supply and pricing. The annual production capacity of PM1 is expected to increase from approximately 50,000 tonnes to approximately 60,000 tonnes in 2015.

Expansion into Tissue Paper Market

The Company is building production facilities in the Wei County Industrial Park in Hebei Province for tissue paper production. Progress is satisfactory on construction of the factory and the associated infrastructure. The Company expects to complete PM8 production line in the second half of 2015, later than originally expected due to more restricted capital expenditure funding. The probable delay in the completion of PM8 should not cause any material financial impact to the Company's 2014 annual earnings.

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Relocation of Digital Photo Paper Production

The Company is relocating its digital photo paper production lines (PM4 and PM5) and related equipment from its Headquarters Compound to a new location across the street from the Company's Xushui Paper Mill (the "Xushui Mill Annex"). As of September 30, 2014, PM4 and PM5 were disassembled and being transferred to the Xushui Mill Annex for installation. Digital photo paper production is expected to resume in the second half of 2015. The cost of the relocation is estimated to total approximately $7.5 million, including construction costs of new workshops and other buildings at the Xushui Mill Annex. As of September 30, 2014, the Company had contracted $5.9 million of work related to the relocation.

Central Government Continues to Mandate Paper Industry Consolidation

The Chinese Ministry of Industry and Information Technology ("MIIT") announced on July 24, 2014 that 3.97 million tonnes of obsolete paper production capacity will be mandated to be shut down across the country. Hebei province is mandated to close 500,000 tonnes of capacity. On August 18, 2014, MIIT announced another list of outdated paper facilities that are required to be closed by the end of 2014. The August 18, 2014 list shut down 0.66 million tonnes paper manufacturing capacity, including 5,000 tonnes in Hebei Province. Orient Paper has aggressively upgraded its production capacity in recent years, and believes that it is an industry leader in efficiency and environmental stewardship. The Company believes that this reduction in capacity will ensure a healthy industry, with stable pricing and reduced environmental impacts.

Conference Call

The Company will host a conference call at 8:30 am US Eastern Time (5:30 am US Pacific Time/9:30 pm Beijing Time) on Friday, November 14, 2014, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-906-606
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	3054 1227

A replay of this conference call will be available by dialing:

China:	400-632-2162 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-9003-4211
Passcode:	3054 1227

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The replay will be archived for fourteen days following the earnings announcement until November 28, 2014.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three categories of paper products: packaging paper (corrugating medium paper-based), offset printing paper, and other paper products, including digital photo paper and household/tissue paper that the Company is currently expanding into.

With production operations based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, Orient Paper has been listed on the NYSE MKT with the ticker symbol "ONP" since December 2009. (Please visit http://www.orientpaperinc.com)

Note 1: Production Facilities of Orient Paper

PM#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1	Corrugating medium paper	60,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4*	Digital photo paper	2,500	ONP's Headquarters Compound
PM5*	Digital photo paper	2,500**
PM6	Corrugating medium paper	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000

*: Paper machines being relocated, under renovation or construction, or in the planning stage.
**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

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Note 2:

In addition to our U.S. GAAP results, this press release also includes a discussion of EBITDA, a non-GAAP financial measure as defined by the SEC. The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not have any standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures used by other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with U.S. GAAP.

Reconciliation of Net Income to EBITDA (Amounts expressed in US$)

(in millions)	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2014	2013	2014	2013
Net income	$3.4	$5.5	$9.5	$9.5
Add: Income tax	1.2	2.0	3.5	3.6
Add: Net interest expense	0.3	0.2	0.9	0.7
Add: Depreciation and amortization	2.0	2.1	5.9	6.0
EBITDA	$6.9	$9.8	$19.8	19.8

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues	$40,754,205	$37,686,114	$104,344,334	$90,471,282

Cost of sales	(34,343,357)	(29,250,300)	(87,141,643)	(74,306,836)

Gross Profit	6,410,848	8,435,814	17,202,691	16,164,446

Selling, general and administrative expenses	(995,613)	(957,029)	(2,893,828)	(2,730,751)
Gain (Loss) from disposal of property, plant and equipment	(689,422)	84,737	(689,422)	84,737
Gain from disposal of assets held for sale	203,488	-	203,488	-
Income from Operations	4,929,301	7,563,522	13,822,929	13,518,432

Other Income (Expense):
Interest income	35,090	24,159	79,938	78,948
Subsidy income	-	170,651	-	170,651
Interest expense	(344,191)	(244,385)	(888,028)	(723,103)

Income before Income Taxes	4,620,200	7,513,947	13,014,839	13,044,928

Provision for Income Taxes	(1,247,256)	(1,979,103)	(3,536,493)	(3,550,893)

Net Income	3,372,944	5,534,844	9,478,346	9,494,035

Other Comprehensive Income:

Foreign currency translation adjustment	13,170	882,139	(1,077,496)	4,082,200

Total Comprehensive Income	$3,386,114	$6,416,983	$8,400,850	$13,576,235

Earnings Per Share:
Basic and Fully Diluted Earnings per Share	$0.18	$0.30	$0.50	$0.51

Weighted Average Number of Shares
Outstanding - Basic and Fully Diluted	18,923,374	18,456,900	18,909,001	18,457,879

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS

Current Assets
Cash and cash equivalents	$6,930,444	$3,131,163
Restricted cash	11,377,489	2,454,108
Accounts receivable (net of allowance for doubtful accounts of $51,304 and $67,592 as of September 30, 2014 and December 31, 2013, respectively)	4,162,160	3,327,494
Inventories	6,980,107	11,428,405
Prepayments and other current assets	831,504	1,068,031
Assets held for sale	-	4,130,590
Deferred tax assets - current	-	413,537

Total current assets	30,281,704	25,953,328

Prepayment on property, plant and equipment	1,482,324	1,492,098
Property, plant, and equipment, net	196,090,574	178,535,259
Recoverable VAT	3,473,601	3,277,188
Deferred tax asset – non-current	221,319	268,329

Total Assets	$231,549,522	$209,526,202

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term bank loans	$8,126,778	$6,544,288
Current portion of long-term loans from credit union	113,775	1,660,613
Current obligations under capital lease	8,186,242	8,264,795
Accounts payable	612,995	926,571
Notes payable	21,129,622	4,908,216
Security deposit from a related party	-	1,636,072
Due to a related party	186,025	64,546
Accrued payroll and employee benefits	333,545	498,010
Other payables and accrued liabilities	3,262,017	2,651,472
Income taxes payable	730,411	1,218,140
Deferred tax liabilities	24,808	-

Total current liabilities	42,706,218	28,372,723

Loans from credit union	5,761,885	4,253,788
Loan from a related party	2,373,981	2,389,633
Deferred gain on sale-leaseback	806,870	1,160,271
Long-term obligations under capital lease	8,135,569	12,296,639

Total liabilities	59,784,523	48,473,054

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 20,316,400 and 18,753,900 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	20,316	18,754
Additional paid-in capital	49,218,982	46,909,543
Statutory earnings reserve	6,038,406	6,038,406
Accumulated other comprehensive income	16,068,812	17,146,308
Retained earnings	100,418,483	90,940,137

Total stockholders' equity	171,764,999	161,053,148

Total Liabilities and Stockholders' Equity	$231,549,522	$209,526,202

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013

Cash Flows from Operating Activities:
Net income	$9,478,346	$9,494,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,877,824	5,980,720
Loss (Gain) from disposal of property, plant and equipment	689,422	(84,737)
Gain from disposal of assets held for sale	(203,488)	-
Recovery from bad debts	(15,855)	(8,592)
Reversal of stock-based expense for service received	-	(16,158)
Deferred tax	481,138	274,427
Changes in operating assets and liabilities:
Accounts receivable	(841,053)	441,591
Prepayments and other current assets	12,139	1,449,388
Inventories	4,375,716	2,912,685
Accounts payable	(307,667)	54,408
Notes payable	16,262,014	(3,219,834)
Accrued payroll and employee benefits	(161,625)	(18,336)
Other payables and accrued liabilities	618,254	764,331
Income taxes payable	(480,000)	154,977
Net Cash Provided by Operating Activities	35,785,165	18,178,905

Cash Flows from Investing Activities:
Proceeds from sale of property, plant and equipment	239,194	2,582,747
Proceeds from sale of assets held for sale	2,682,957	-
Purchases of property, plant and equipment	(25,767,813)	(47,078,178)
Net Cash Used in Investing Activities	(22,845,662)	(44,495,431)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	2,311,002	-
Proceeds from related party loans	643,500	953,507
Repayment of related party loans	(643,500)	(953,507)
Proceeds from bank loans	6,504,805	9,063,833
Repayment of bank loans	(4,878,604)	(6,648,958)
Proceeds from sale-leaseback financing	-	24,148,756
Payment of capital lease obligation	(4,095,015)	(1,355,435)
(Increase in) Release of restricted cash	(8,944,108)	1,609,917
Dividends paid	-	(230,747)
Net Cash (Used in) Provided by Financing Activities	(9,101,920)	26,587,366

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(38,302)	400,605

Net Increase in Cash and Cash Equivalents	3,799,281	671,445

Cash and Cash Equivalents - Beginning of Period	3,131,163	13,140,288

Cash and Cash Equivalents - End of Period	$6,930,444	$13,811,733

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized cost	$648,552	$644,524
Cash paid for income taxes	$3,535,355	$3,121,490

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